Exhibit 10.3

KELLY SERVICES, INC.

EXECUTIVE SEVERANCE PLAN

April 4, 2006

(as amended November 8, 2007)

Kelly Services, Inc.

Executive Severance Plan

Introduction. Kelly Services, Inc. (the “Company”) hereby establishes a severance plan to be known as the Executive Severance Plan (the “Plan”). The Plan shall provide severance benefits to certain employees of the Company, as identified in Appendix A (“Executive” or “Executives”), upon certain terminations of employment from the Company, as described in this Plan document. The purpose of the Plan is to recognize the past service of Executives whose employment is terminated under certain specified circumstances as described herein by providing severance payments. With respect to Executives identified in Appendix A, this Plan supersedes all prior plans, policies and practices of the Company, including provisions of any employment agreement between the Executive and the Company with respect to severance or separation pay for the Executive. The Plan is the only severance program for such Executives. In the event of a “Change in Control” of the Company, as defined in the Kelly Services, Inc. Change in Control Severance Plan for Senior Executives (the “CIC Plan”), Executives identified in Appendix A, who are also participants in the CIC Plan, will receive severance benefits in accordance with the CIC Plan, which supersedes and is in lieu of this Executive Severance Plan.

Effective Date and Term. The Plan, as amended on November 8, 2007 to comply with Section 409A of the Code, commenced on April 4, 2006 (the “Effective Date”) and shall continue in effect for three full years (through April 3, 2009) (the “Initial Term”). The Initial Term of this Plan automatically shall be extended for three additional years at the end of the Initial Term, and then again after each successive three-year period thereafter (each such three-year period following the Initial Term a “Successive Period”). However, the Company may terminate this Plan entirely or terminate any individual Executive’s participation in the Plan at the end of the Initial Term, or at the end of any Successive Period thereafter, by giving all Executives (or select Executives, if terminating select Executives’ participation in the Plan) written notice of intent not to renew, delivered at least twelve (12) months prior to the end of such Initial Term or Successive Period. If such notice is properly delivered by the Company, this Plan (or the participation of select Executives), along with all corresponding rights, duties, and covenants shall automatically expire at the end of the Initial Term or Successive Period then in progress.

1.	Definitions.

(a)	“Base Salary” means, at any time, the then regular annual rate of pay which the Executive is receiving as annual salary, including any amounts deferred under any qualified retirement plan or nonqualified deferred compensation plan, but excluding amounts: (i) received under short-term or long-term incentive or other bonus plans, regardless of whether or not the amounts are deferred, or (ii) designated by the Company as payment toward reimbursement of expenses.

(b)	“Board” or “Board of Directors” means the Board of Directors of the Company.

(c)	“Cause” shall mean the occurrence of any one or more of the following:

(i)The Executive’s willful and continued failure to substantially perform his duties with the Company (other than any such failure resulting from the Executive’s Disability), after a written demand for substantial performance is delivered to the Executive, by the Board or the Chief Executive Officer of the Company, that specifically identifies the manner in which the Board or the Chief Executive Officer believes that the Executive has not substantially performed his duties, and the Executive has been given an opportunity, within thirty (30) days following Executive’s receipt of such notice, to meet in person with the Board (or its designee) to explain or defend the alleged act or acts, or failure or failures to act relied upon by the Company and, to the extent such cure is possible, the Executive has not cured such act or acts or failure or failures to act within the thirty (30) day period;

(ii)The Executive’s gross negligence or willful engagement in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise;

(iii)The Executive’s conviction of, or plea of guilty or nolo contendere, to any felony or to any other crime which involves the personal enrichment of the Executive at the expense of the Company; and

(iv)The Executive’s material breach of the Company’s Code of Business Conduct and Ethics.

Notwithstanding the above, for purposes of this provision, no act or acts or failures to act shall be considered “willful” or “intentional” unless done or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s act or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company

(d)	“Compensation Committee” means the Compensation Committee of the Board of Directors of the Company.

(e)	“Code” means the Internal Revenue Code of 1986, as amended.

(f)	“Disability” shall have the meaning ascribed to such term in the Company’s governing long-term disability plan, or if no such plan exists, at the sole discretion of the Board.

(g)	“Earned Compensation” means the sum of (i) any Base Salary earned, but unpaid, for services rendered to the Company on or prior to the date of termination, (ii) any annual Incentive Compensation payable for services rendered in the calendar year preceding the calendar year in which the date of termination occurs that has not been paid on or prior to the date of termination (other than Base Salary and Incentive Compensation that has been deferred, if any, pursuant to Executive’s election), (iii) any accrued but unused vacation days and (iv) any business expenses incurred on or prior to the date of the Executive’s termination that are eligible for reimbursement in accordance with the Company’s expense reimbursement policies as then in effect.

(h)	“Good Reason” means, without the Executive’s express written consent, the occurrence after the Effective Date of any one (1) or more of the following that continues for a period of more than 30 days after the Executive has provided the Company written notice of such occurrence:

(i) A material reduction of the Executive’s authorities, duties, responsibilities, title or reporting requirements as an executive and/or officer of the Company other than an insubstantial and inadvertent reduction that is remedied by the Company;

(ii) The Company’s requiring the Executive to be based at a location greater than fifty (50) miles from the location of the Executive’s principal job location or office as of the Effective Date; except for required travel on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations prior to the Effective Date;

(iii) A material reduction by the Company of the Executive’s Base Salary in effect on the Effective Date hereof, as the same shall be increased from time to time;

(iv) The failure of the Company to continue in effect, or the failure to continue the Executive’s participation on substantially the same basis in, any of the Company’s short- and long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or other compensation arrangements (except for the expiration or termination of this Plan in accordance with its terms) in which the Executive participates prior to the Effective Date that results in a material reduction in the Executive’s Target Annual Total Compensation unless such failure to continue the plan, policy, practice, or arrangement pertains to all plan participants generally; provided, however, that a decrease in the Executive’s Target Annual Total Compensation in excess of ten percent (10%) shall constitute Good Reason.

Any claim by the Executive that Good Reason exists shall be presumed to be correct unless the Company establishes by clear and convincing evidence that Good Reason does not exist.

(i)	“Qualifying Termination” means (i) the termination by the Company of the Executive’s employment (as defined in Section 5(g)) with the Company and its affiliates without Cause, or (ii) with respect to the Executives identified on Appendix A as Tier One (1) Executives only, the termination by the Executive of the Executive’s employment (as defined in Section 5(g)) with the Company and its affiliates for Good Reason.

(j)	“Severance Period” means the annual period(s) of time over which payments are made pursuant to Section 3(b) hereof, as identified in Appendix A with respect to each eligible Executive.

(k)	“Incentive Compensation” means with respect to any calendar year, the annual incentive bonus the Executive would have been entitled to receive under any applicable plan or program of the Company (or of a subsidiary) providing for incentive compensation had he remained employed by the Company and assuming that performance at the level designated as “target” for such calendar year had been met.

(l)	“Vested Benefits” means amounts which are vested or which the Executive is otherwise entitled to receive under the terms of or in accordance with any plan, policy, practice or program of, or any contract or agreement with, the Company or any of its subsidiaries (collectively referred to as the “Benefit Plans”), at or subsequent to the date of his termination without regard to the performance by Executive of further services or the resolution of a contingency.

2.          Eligibility. Only Executives identified in Appendix A are eligible for severance benefits in accordance with the terms of the Plan.

3.	Benefits upon Certain Terminations.

(a)	Termination for Any Reason. In the event of the termination of Executive’s employment for any reason, Executive shall be entitled to any Earned Compensation owed to Executive but not yet paid as of the date of termination. Such amount(s) shall be paid in accordance with the Company’s applicable policy, practice or procedure following the Executive’s date of termination. Executive shall also be entitled to payment of Vested Benefits, if any. Any such payment shall be made in accordance with the terms of the applicable Benefit Plan(s) and the requirements of applicable law. Nothing in this Plan shall be construed to amend or modify the terms of any such Benefit Plan(s). No additional termination benefits shall be paid or payable to or in respect of Executive pursuant to this Plan unless the Executive qualifies for payment under Section 3(b) hereof.

(b)	Qualifying Termination. If following the Effective Date, the Executive experiences a Qualifying Termination, the Executive shall be entitled to the following payments and other benefits (in addition to the payments under Section 3(a) hereof):

(i)The Executive’s then-current “target” bonus opportunity established under the Company’s annual bonus plan for the plan year in which the Executive’s termination occurs; adjusted on a pro rata basis based on the number of days the Executive was actually employed during such plan year. This amount shall be paid subject to and in accordance with Section 5(g).

(ii) Salary continuation payments in an amount equal to such multiple as may be identified with respect to a particular Executive in Appendix A times the Executive’s Base Salary (or such other amount as set forth in Appendix A). This amount shall be paid subject to and in accordance with Section 5(g).

(iii) The Company will provide comparable medical (including prescription drug), dental, vision and hospitalization benefits to the Executive and his or her eligible dependents for the Severance Period, provided the Executive continues to pay the applicable employee rate for such coverage. Any such coverage provided by the Company shall be provided under the benefit plan(s) applicable to employees of the Company in general and shall be subject to the terms of such plan(s), as such terms may be amended by the Company in its sole discretion from time to time. In the case of any coverage or plan to which the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA) would apply, any continuation of such coverage under COBRA shall begin after the Severance Period. Any period of continuation coverage required under COBRA shall otherwise be provided in accordance with COBRA and the regulations issued thereunder; provided, however, in the event the Company is unable to provide such coverage on account of any limitations under the terms of any applicable contract with an insurance carrier or third party administrator, or the terms of any applicable plan, the Company shall pay the Executive an amount equal to the portion of the premium or cost for such coverage that is paid by the Company for employees generally. These amounts shall be paid or provided subject to and in accordance with Section 5(g).

(iv) Reimbursement of professional outplacement services, actually incurred during the initial twelve (12) month period following termination, not to exceed $10,000 in cost, provided the Executive requests reimbursement within 90 days of the date such expense is incurred. The Company shall reimburse such expenses within 90 days of the date such expense reimbursement is received from the Executive.

4.          Conditions and Limitations on Severance Payments. The following conditions and limitations shall apply to all severance benefits payable under this Plan and all severance payments under the Plan shall be specifically conditioned upon the Executive’s satisfaction of the conditions noted:

(a)	Full Discharge of Company Obligations. The amounts payable to Executive under this Plan following termination of his employment (including amounts payable with respect to Vested Benefits) shall be in full and complete satisfaction of Executive’s rights under this Plan and any other claims he may have in respect of his employment by the Company or any of its subsidiaries other than claims for common law torts or under other contracts between Executive and the Company or its subsidiaries. Such amounts shall constitute liquidated damages with respect to any and all such rights and claims and, upon Executive’s receipt of such amounts, the Company shall be released and discharged from any and all liability to Executive in connection with this Plan or otherwise in connection with Executive’s employment with the Company and its subsidiaries and, as a condition to payment of any such amounts that are in excess of the Earned Compensation and the Vested Benefits following the date of termination, Executive and the Company shall execute (and not revoke) a valid mutual release to be prepared by the Company pursuant to which the Executive and the Company (and its subsidiaries and affiliates) shall each mutually agree to release the other, to the maximum extent permitted under applicable law, from any and all claims either party may have against the other that relate to or arise out of the employment or termination of employment of the Executive, except any claims or rights which cannot be waived by law.

(b)	No Mitigation; No Offset. In the event of any termination of employment that entitles the Executive to a payment or payments under this Plan, Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due Executive under this Plan on account of any remuneration attributable to any subsequent employment that he may obtain, except as may be applied pursuant to COBRA or other applicable law respecting the continuation of benefits.

(c)	Company Property. Promptly following termination of Executive’s employment, Executive shall return to the Company all property of the Company, and all copies thereof in Executive’s possession or under his control, except that Executive may retain his personal notes, diaries, Rolodexes, calendars and correspondence.

(d)	Confidentiality. The Company has advised the Executive and the Executive acknowledges that it is the policy of the Company to maintain as secret and confidential all Protected Information (as defined below), and that Protected Information has been and will be developed at substantial cost and effort to the Company. All Protected Information shall remain confidential permanently, and the Executive shall not, at any time, directly or indirectly, divulge, furnish, or make accessible to any person, firm, corporation, association, or other entity (otherwise than as may be required in the regular course of the Executive’s employment with the Company), nor use in any manner, either during the term of employment or after termination, at any time, for any reason, any Protected Information, or cause any such information of the Company to enter the public domain.

For purposes of this Plan, “Protected Information” means trade secrets, confidential and proprietary business information of the Company, and any other information of the Company, including, but not limited to, customer lists (including potential customers), sources of supply, processes, plans, materials, pricing information, internal memoranda, marketing plans, internal policies, and products and services which may be developed from time to time by the Company and its agents or employees, including the Executive; provided, however, that information that is in the public domain (other than as a result of a breach of this Plan), approved for release by the Company or lawfully obtained from third parties who are not bound by a confidentiality agreement with the Company, is not Protected Information.

(e)

Noncompetition. Executives agrees that for a period of twelve (12) months after the Executive’s termination of employment, the Executive shall not directly or indirectly, individually, or as a director, employee, officer, principal, agent, or in any other capacity or relationship, engage in any business or employment, or aid or endeavor to assist any business or legal entity that is in direct competition with the business of the Company as then being carried out (provided, however, that notwithstanding anything to the contrary contained in this Plan, the Executive may own up to two percent (2%) of the outstanding shares of the capital stock of a company whose securities are registered under Section 12 of the Securities Exchange Act of 1934). Executive acknowledges that Company has operations in all 50 states, the District of Columbia and at least twenty-nine other countries, that the Company’s strategic plan is to continue to expand its operations and presence both domestically and internationally and that as a member of Company’s senior management, Executive’s services are integral to these operations and expansion plans. In the event of a violation of this Section 4(e), Company retains all rights to seek monetary damages against the Executive or to seek other equitable remedies against the Executive.

(f)	Non-Solicitation of Employees. During Executive’s employment with the Company, and any subsidiary thereof, and during the twelve (12) month period following any termination of Executive’s employment for any reason, Executive shall not, except in the course of carrying out his duties hereunder, directly or indirectly induce any employee of the Company or any of its subsidiaries to terminate employment with such entity, and shall not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, knowingly employ or offer employment to any person who is or was employed by the Company or a subsidiary thereof unless such person shall have ceased to be employed by such entity for a period of at least six (6) months.

(g)	Non-Disparagement. Executive shall not disparage, slander or injure the business reputation or goodwill of the Company in any material way, including, by way of illustration, through any contact with vendors, suppliers, employees or agents of the Company which could harm the business reputation or goodwill of the Company.

(h)	Confidentiality of Payments under the Plan. Executive shall keep all aspects of this Plan not otherwise publicly available strictly confidential, including but not limited to the fact and amount and/or duration of any payment under this Plan, except that Executive may make necessary disclosures to his or her attorney(s) or tax advisor(s) that are retained to advise Executive in connection with amounts paid under this Plan.

(i)	Remedies. To the extent permitted by law, if the Company determines that the Executive has engaged in any of the restricted activities referenced in this Section 4, the Company will immediately cease any unpaid severance payments and will have the right to seek repayment of any such payments that have already been made. In addition, the covenants and obligations of Executive with respect to confidentiality, Company property, non-competition, non-solicitation and non-disparagement relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations may cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, the Company shall be entitled to an injunction, restraining order or such other equitable relief restraining Executive from committing any violation of the covenants and obligations under the Plan. These injunctive remedies shall be cumulative and, in addition to, any other rights and remedies the Company has at law or in equity.

5.	Miscellaneous.

(a)	Survival. Sections 4(d), (e), (f), (g) and (h) (relating to confidentiality, non-competition, non-solicitation and non-disparagement) and 5(q) (relating to governing law) shall survive the termination of this Plan.

(b)	Binding Effect. This Plan shall be binding on, and shall inure to the benefit of, the Company and any person or entity that succeeds to the interest of the Company (regardless of whether such succession does or does not occur by operation of law) by reason of a merger, consolidation or reorganization involving the Company or a sale of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Plan, either contractually or as a matter of law. In the event of a sale of assets as described in the preceding sentence, the Company shall use its reasonable best efforts to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder. This Plan shall also inure to the benefit of Executive’s heirs, executors, administrators and legal representatives and beneficiaries.

(c)	Inalienability; Assignment. Except as provided under Section 5(b), in no event may any Executive sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.

(d)	Entire Plan. This Plan contains the entire understanding of the Company and the Executive with respect to the subject matter hereof. In addition, the payments provided for under this Plan in the event of the Executive’s termination of employment shall be in lieu of any severance benefits payable under any severance plan, program, or policy of the Company to which the Executive might otherwise be entitled. At the time of a Change in Control, Executives identified in Appendix A, that are also participants in the CIC Plan, will receive severance benefits in accordance with the CIC Plan which supersedes and are in lieu of this Executive Severance Plan.

(e)	This Plan document constitutes the entire understanding of the Company and the Executive with respect to the matters referred to herein. With respect to Executives identified in Appendix A, this Plan supersedes all prior plans, policies and practices of the Company, including provisions of any employment agreement between the Executive and the Company with respect to severance or separation pay for the Executives, other than the CIC Plan. If the latter plan is triggered by a Change in Control then it supersedes and pays in lieu of the Plan.

(f)	Severability; Reformation. In the event that one or more of the provisions of this Plan shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event any of Sections 4(d), (e), (f), (g) or (h) is not enforceable in accordance with its terms, such Section(s) shall be interpreted or reformed to make such Section enforceable in a manner which provides the Company the maximum rights permitted at law.

(g)	Compliance with Section 409A of the Code. It is intended that the payments and benefits provided under the Plan shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code. The Plan shall be construed, administered, and governed in a manner that effects such intent. To the extent applicable, the following provisions will apply to the benefits paid or provided under the Plan:

(i) Any benefit payable or to be provided as a result of an Executive’s termination of employment shall be paid or provided, to the extent necessary to comply with Section 409A of the Code, if and only if such termination of employment constitutes a “separation from service”.

(ii) Any amount payable to an Executive under Section 3(b)(ii) that constitutes “separation pay” shall be paid to the Executive in equal installments over the Severance Period and in accordance with the Company’s payroll practices. All amounts payable to the Executive under Section 3(b)(i) and any amount payable to the Executive under Section 3(b)(ii) that does not constitute “separation pay” shall be paid to the Executive as a separate payment during the “short-term deferral period”.

(iii) Notwithstanding anything contained in the Plan to the contrary, if the Executive is a “specified employee,” as determined under the Company’s policy for determining specified employees on the date of his termination of employment, then to the extent required in order to comply with Section 409A of the Code, all payments, benefits or reimbursements paid or provided under the Plan that constitute a “deferral of compensation” that are provided as a result of a “separation from service” and that would otherwise be paid or provided during the first six months following the date of such “separation from service” shall be accumulated through and paid or provided (together with interest at the applicable federal rate under Section 7872(f)(2)(A) of the Code in effect on the date of termination of employment) within 30 days after the first business day following the six month anniversary of such “separation from service” (or, if the Executive dies during such six-month period, within 30 days after the Executive’s death).

(iv) The taxable benefits described in Section 3(b)(iii) (other than any disability benefit or death benefit) are intended to be exempt from Section 409A of the Code as provided in Treasury regulation section 1.409A-1(b)(9)(v). In the event these benefits are not so exempt from Section 409A of the Code, then the benefits provided in Section 3(b)(iii) shall be subject to the following additional rules: (A) the Executive must request reimbursement of eligible expenses (to the extent required) within 120 days of the end of the tax year in which the expense is incurred, (B) the Company will reimburse the Executive within 90 days of the date the expense reimbursement request is received in writing from the Executive (or such later date required in Section 5(g)(iii), (C) the benefits provide in Section 3(b)(iii) may not be exchanged for cash or another benefit, and (D) benefits payable or provided under Section 3(b)(iii) in one year may not affect the amount of benefits payable or provided in another year.

(v) For purposes of this Section 5(g), the following terms shall have the following meanings:

“deferral of compensation” means an amount that constitutes deferred compensation within the meaning of Section 409A of the Code, which is not exempt from Section 409A of the Code as “separation pay” or is not paid within the “short-term deferral period”.

“separation from service” has the meaning provided in Treasury regulation section 1.409A-1(h).

“separation pay” has the meaning provided in Treasury regulation section 1.409A-1(b)(9)(iii).

“short-term deferral period” means the period beginning on the date of the Executive’s “separation from service” and ending no later than the 15th day of the third month following the later of (A) the end of the Executive’s taxable year in which the “separation from service” occurs or (B) the end of the Company’s taxable year in which the “separation from service” occurs.

Although the Company shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of the benefits provided under the Plan is not warranted or guaranteed. Neither the Company nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by the Executive or other taxpayer as a result of the Plan.

(h)	Waiver. Waiver by any party hereto of any breach or default by the other party of any of the terms of this Plan shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Plan shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or his rights hereunder on any occasion or series of occasions.

(i)	Administration. The Plan is administered by the Compensation Committee or its designee (the “Plan Administrator”). The Plan Administrator has the power, in its sole discretion, to approve and interpret the Plan, to decide all matters under the Plan, including eligibility to participate and benefit entitlement, and to adopt rules and procedures it deems appropriate for the administration and implementation of the Plan. The Plan Administrator’s determinations and interpretations shall be conclusive and binding on all individuals. In administering the Plan, the Plan Administrator may, at its option, employ compensation consultants, accountants, counsel and other persons to assist or render advice and other services, all at the expense of the Company.

The Plan Administrator may delegate all or part of its authority to such other person or persons as the Plan Administrator designates from time to time.

The Company shall indemnify and hold harmless each of the members of the Compensation Committee and any employee to whom any of the duties of the Compensation Committee may be delegated, from and against any and all claims, losses, costs, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by such member or such employee. This indemnification shall be in addition to, and not in limitation of, any other indemnification of any such member or employee.

(j)	Claims. Any person that believes he or she is entitled to any payment under the Plan may submit a claim in writing to the Company. Any such claim should be sent to the Company’s General Counsel If the claim is denied (either in full or in part), the claimant will be provided with written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice will describe any additional information needed to support the claim. The denial notice will be provided within 90 days after the claim is received. If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given within the initial 90-day period.

(k)	Appeal Procedure. If a claimant’s claim is denied, the claim may apply in writing to the Compensation Committee for a review of the decision denying the claim. The claimant then has the right to review pertinent documents and to submit issues and comments in writing. The Compensation Committee will provide written notice of its decision on review within 60 days after it receives a review request. If additional time (up to 60 days) is needed to review the request, the claimant will be given written notice of the reason for the delay.

(l)	Source of Payments. All payments under the Plan will be paid in cash (except with respect to the payment of Vested Benefits which will be paid in accordance with the terms of the applicable Benefit Plans) from the general funds of the Company; no separate fund will be established under the Plan and no assets will be segregated or set aside for the sole purpose of making payments under the Plan. Any right of any person to receive any payment under the Plan will be no greater than the right of any other unsecured creditor of the Company.

(m)	No Expansion of Employment Rights. Neither the establishment or maintenance of the Plan, the payment of any amount under the Plan, nor any action of the Company shall confer upon any individual any right to be continued as an employee nor any right or interest in the Plan other than as provided in the Plan.

(n)	Amendment and Termination. No provision of this Plan may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to by the Compensation Committee and the Executive (or his legal representative) affected by such modification, waiver or discharge in writing, signed by such Executive and a member of the Compensation Committee or by their respective legal representatives or successors; provided that pursuant to Section 5(g) the Compensation Committee may modify the Plan at any time without the Executives’ consent to comply with the requirements of Section 409A of the Code as determined by the Compensation Committee in its sole and absolute discretion. Nothing in this Section 5(n) shall limit the Company’s right to terminate the Plan or terminate any individual Executive’s participation in the Plan as of the end of the Initial Term or as of the end of any Successive Period thereafter as provided under the Plan.

(o)	Headings. Headings to Sections in this Plan are for convenience only and are not intended to be part of or to affect the meaning or interpretation hereof.

(p)	Withholding. Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company from time to time under applicable federal, state or local income or employment tax laws or similar statutes or other provisions of law then in effect.

(q)	Governing Law. This Plan shall be governed by the laws of the State of Michigan, without reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply.

IN WITNESS WHEREOF, the Company has executed this Plan on this 8th day of November, 2007.

KELLY SERVICES, INC.

/s/ B. Joseph White
By: B. Joseph White,
Chair of the Compensation Committee of the
Board of Directors

ATTEST:

/s/ Daniel T. Lis
By: Daniel T. Lis,
Senior Vice President, General Counsel and
Secretary of the Board of Directors